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                                                                   Exhibit 23(b)



October 28, 1998

Noise Cancellation Technologies, Inc.
1025 West Nursery Road, Suite 120
Linthicum, MD  21090  USA

Dear Sirs:

Noise Cancellation Technologies (UK) Limited

We consent to the incorporation by reference to the Registration Statement on Form S-3 Amendment No. 1 of our report dated May 13, 1998, on the financial statements and schedule of Noise Cancellation Technologies (UK) Limited (the "Company") as at December 31, 1997 and December 31, 1996 and for each of the years in the three year period ended December 31, 1997, included in the Company's Annual Report on Form 10-K (as amended) for the year ended December 31, 1997, and to the reference to the firm under the caption "Experts" included in the Prospectus.

Yours faithfully,

/s/ PETERS ELWORTHY & MOORE
Peters Elworthy & Moore